Exhibit 10.6

LEASE

BY AND BETWEEN

BULFINCH SQUARE LIMITED PARTNERSHIP

LANDLORD

AND

AMYLYX PHARMACEUTICALS, INC.

TENANT

LEASE

43-47 Thorndike Street

Cambridge., Massachusetts

Article 1

Reference Data

1.1    Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between BULFINCH SQUARE LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Landlord”) and Amylyx Pharmaceutical, Inc., a Delaware corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	October , 2018.

Building and Property:	That building having an address of 43-47 Thorndike Street, Cambridge, Massachusetts located within the building complex known as the Bulfinch Courthouse Complex (the “Building”) which consists of the Bulfinch Building (47 Thorndike Street) and the Clerk of Courts Addition (43 Thorndike Street) in the City of Cambridge, Massachusetts bounded by Second, Thorndike, Third and Otis Streets. The Bulfinch Courthouse Complex and the land parcels on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.

Premises:	A portion of the first floor of the Building designated as Suite S1-2B, substantially as shown on Exhibit A hereto.

Premises Rentable Area:	1,948 square feet.

Original Term:	Commencing on the Commencement Date and expiring on the day preceding the fifth anniversary of the Commencement Date, except that if the Commencement Date shall occur other than on the first day of a month, the Original Term shall expire on the last day of the month in which such fifth anniversary shall occur.

Annual Fixed Rent:

	Year	Rate (per s.f, of Premises Rentable Area per annum)	Annual Fixed Rent	Monthly Installment
	1	$55.00	$107,140.00	$8,928.33
	2	$56.00	$109,088.00	$9,090.67
	3	$57.00	$111,036.00	$9,253.00
	4	$58.00	$112,984.00	$9,415.33
	5	$59.00	$114,932.00	$9,577.67

	For purposes of the timing of the adjustments in the amount of Annual Fixed Rent during the Original Term, the term “Year” shall mean a period of twelve (12) consecutive calendar months commencing on the Commencement Date and each successive twelve (12) calendar month period, except that if the Commencement Date is not the first day of a month, the first (lst) Year shall be the period commencing on the Commencement Date and expiring on the last day of the month in which the first (1st) anniversary of the Commencement Date shall occur (in which case Tenant shall pay, in addition to Annual Fixed Rent for the twelve full months of Year 1, Annual Fixed Rent for the month in which the Commencement Date occurs equal to the product of $8,928.33 multiplied by a fraction the numerator of which is the number of days from the Commencement Date through the end of the month in which the Commencement Date occurs (inclusive of both dates) and the denominator of which is the number of days in such month.

Base Taxes:	The Taxes (as defined in Subsection 4.2.1) for the fiscal year ending June 30, 2019, as the same may be reduced by the amount of any abatement.

Base Operating Costs:	The Operating Costs (as defined in Subsection 4.2.2) for the 2019 calendar year.

Tenant’s Percentage:	Two and Fifty-Four Hundreds percent (2.54%), being the ratio of Premises Rentable Area to the rentable area of the Property (76,595 square feet as of the Date of this Lease).

Permitted Uses:	General administrative offices, subject to the provisions of Subsection 6.1.2.

Security Deposit:	$17,856.67, payable in cash or by the issuance of an irrevocable stand by letter of credit.

Commercial General Liability Insurance Limits:	$3,000,000 per occurrence - may be effected by a combination of primary and excess liability insurance; Best rating of at least A-VIII.

Original Address of Landlord:	c/o Kenneth Krozy, CPA Krozy & Company, Inc. P.O. Box 4246 Andover,-MA 01810

Landlord’s Agent:

IRB/Commercial Real Estate and Property Management

Two Brattle Square

Cambridge, MA 02138

Attn: Christine Strout, General Manager

or such other entity as shall be designated by Landlord from time to time.

Original Address of Tenant:	210 Broadway, Suite #201 Cambridge, MA 02021

1.2    Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.	Plan showing the Premises.
EXHIBIT A-l.	Landlord’s Work.
EXHIBIT B.	Rules and Regulations.
EXHIBIT C.	Alterations Requirements.
EXHIBIT D.	Contractor’s Insurance Requirements.
EXHIBIT E.	Secretary’s Certificate.

Article 2

Premises and Term

2.1    Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, excluding exterior faces of exterior walls, the common lobbies, hallways, stairways, stairwells, elevator shafts and other common areas, and the escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the common areas, the Premises and the premises of other tenants in the Building.

Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given written notice: (a) the common lobbies, hallways and stairways of the Building, (b) the common elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the Premises, (c) common walkways and driveways (if any) necessary for access to the Building, and (d) if the Premises include less than all of the rentable area of any floor of the Building, the common toilets and other common facilities located on such floor.

If Landlord so requests by at least one hundred twenty (120) days prior written notice to Tenant, Tenant shall vacate the Premises and relinquish its rights with respect to the same provided that Landlord shall provide to Tenant substitute space in the Building, such space to be reasonably comparable in size, layout and finish to the Premises, and further provided that Landlord shall, at its sole cost and expense, move Tenant and its equipment, furniture and other removable personal property from the Premises to such new space in such manner as will minimize, to the greatest extent practicable, undue interference with the business or operations of Tenant and shall reimburse Tenant for all reasonable out of pocket costs and expenses related to relocating of telephone and computer lines, any utility charges and any replacement of existing stock of any obsolete stationary where necessary. Any such substitute space shall, from and after the date such space is so provided, be treated as the Premises demised under this Lease, and shall be occupied by Tenant under the same terms, provisions and conditions as are set forth in this Lease; there shall be no increase in Annual Fixed Rent or Tenant’s Percentage regardless of any possible increase in square footage; and in the event the rentable square footage is less, then Annual Fixed Rent, and Tenant’s Percentage shall be correspondingly reduced.

2.2    Term. The term of this Lease shall be for a period beginning on the Commencement Date (as defined in Section 3.1) and continuing for the Original Term and any extension thereof in accordance with the provision of this Lease, unless sooner terminated as hereinafter provided. The Original Term and any extension thereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

2.3    Measurement of the Premises. Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord’s administrative purposes only and that, although the Annual Fixed Rent has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent and Tenant’s Percentage shall not be changed except as expressly provided in this Lease.

2.4    Early Access. Commencing on or about November 1, 2018, provided Landlord shall have received a copy of each of Tenant’s insurance policies or certificates of insurance therefor pursuant to Section 4.4.2 hereof, Tenant and its contractors shall have access to the Premises for the purposes of installing furniture, fixtures and telecommunications equipment or performing other work required for Tenant’s use of the Premises for the Permitted Uses. All

obligations of Tenant under this Lease shall apply during such period of early access as if the Commencement Date had occurred, except that there shall be no obligation on the part of Tenant solely because of such access to pay any Annual Fixed Rent or any Additional Rent on account of Operating Costs or Taxes for such pre-Commencement Date period.

Article 3

Commencement and Condition

3.1    Commencement Date. The Commencement Date shall be the later to occur of:

(a)    December 15, 2018 (the “Delivery Date”), or

(b)    the Substantial Completion Date, as defined in Section 3.2(c).

Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business prior to the Commencement Date as determined pursuant to the preceding sentence, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date.

3.1    Preparation of the Premises. (a) Landlord shall exercise all reasonable efforts to complete the work (collectively, “Landlord’s Work”) specified in the plans attached hereto as Exhibit A-l (“Plans”), but Tenant shall have no claim against Landlord for failure so to complete Landlord’s Work except the right to terminate this Lease in accordance with Section 3.2(d). Tenant agrees that Landlord may make any changes in Landlord’s Work from that shown on the Plans, upon prior written notice to Tenant for nonsubstantial changes and with the approval of Tenant (which approval shall not be unreasonably withheld or delayed) for substantial changes.

(b)    The “Substantial Completion Date” shall be the first day as of which Landlord’s Work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Premises (i.e. so-called “punch list” items). Landlord shall complete as soon as conditions permit all “punch list” items and Tenant shall afford Landlord access to the Premises for such purposes.

(c)    If the Substantial Completion Date has not occurred within sixty (60) days after the Delivery Date (as it may be extended pursuant to Section 3.4) and the Commencement Date shall not have occurred pursuant to the provisions of the last sentence of Section 3.1, Tenant may by giving notice to Landlord not later than thirty (30) days after the expiration of such sixty (60) day period elect to terminate this Lease; and if Tenant shall make such election this Lease shall cease and come to an end without further liability or obligation on the part of either party sixty (60) days after the giving of such notice it being agreed that time is of the essence with respect to the giving of such notice, unless, within such sixty (60) day period after Tenant’s notice, Landlord substantially completes Landlord’s Work (in which event such termination election shall be null and void). Tenant’s termination right shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure to complete Landlord’s Work.

3.2    Conclusiveness of Landlord’s Performance. Tenant shall be conclusively deemed to have accepted Landlord’s Work unless, within sixty (60) days after Landlord shall have determined the Commencement Date to have occurred, Tenant gives Landlord a notice setting forth in detail those portions of Landlord’s Work Tenant does not accept.

3.3    Tenant Delay; Force Majeure. A “Tenant Delay” shall be any delay in the occurrence of the Substantial Completion Date as a result of a Direct Delay (as defined in Section 3.4 (a)); plus any delay in the occurrence of the Substantial Completion Date as a result of an Additional Delay (as defined in Section 3.4(b)). Tenant shall pay to Landlord (as Additional Rent), for each day of Tenant Delay, the amount of Annual Fixed Rent, Additional Rent and other charges that would have been payable hereunder as if the Commencement Date occurred, and the obligation to pay the full amount of Annual Fixed Rent, Additional Rent and other charges (without abatement) had commenced, immediately prior to such Tenant Delay.

(a)    A “Direct Delay” shall be:

(i)	any request by Tenant that Landlord delay in the commencement or completion of Landlord’s Work for any reason; or

(ii)

any other act or omission of Tenant or its officers, agents, servants or contractors (including unreasonable delay or withholding of approval to changes desired by Landlord and which require Tenant’s Approval, as described in Subsection 3.2(b)).

(b)    An “Additional Delay” shall be (i) any reasonably necessary change in Landlord’s construction schedule resulting from a Direct Delay or (ii) Force Majeure.

(c)    If, as a result of a Tenant Delay, the Substantial Completion Date is delayed in the aggregate for more than thirty (30) days, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party, except that Tenant shall pay to Landlord the cost theretofore incurred by Landlord in performing Landlord’s Work, plus an amount equal to Landlord’s out-of-pocket expenses incurred in connection with this Lease, including, without limitation, brokerage and legal fees, together with any amount required to be paid pursuant to this Section 3.4 through the date of termination. If as a result of Force Majeure the Substantial Completion Date is delayed for more than six (6) months, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party.

(d)    The Delivery Date shall automatically be extended for the period of any delays caused by Tenant’s Delay(s) or for causes listed in subsection (e).

(e)    “Force Majeure” shall be defined as any strike or other labor trouble, fire, flood or other casualty, breakage, accident, repairs, unusually severe weather, governmental preemption of priorities or other controls in connection with a national or other public emergency, governmental moratoria, or inaction of governmental authority (or shortages of fuel, supplies or labor resulting therefrom), war, civil commotion, labor or transportation difficulties, inability to obtain supplies, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control.

3.4    Construction Representatives. Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Article 3. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1. The initial Construction Representatives shall be Christine Stroud (Landlord) and Joshua Cohen (Tenant). Notwithstanding Section 10.1, any notices or other communication under this Article 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

Article 4

Rent, Additional Rent, Insurance and Other Charges

4.1    The Annual Fixed Rent. Tenant agrees to pay to Landlord’s Agent, or as otherwise directed by Landlord, commencing on the Commencement Date, without offset, abatement (except as provided in Article 7), deduction or demand, the Annual Fixed Rent. Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease, at the Original Address of Landlord, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank.

Notwithstanding the foregoing provisions of this Section 4.1, Landlord may require that Tenant pay the monthly installment of Annual Fixed Rent for the first full calendar month of the term upon execution of this Lease, in which event said payment shall be credited against the amount of Annual Fixed Rent due from Tenant on the date Annual Fixed Rent commences as hereinabove provided.

4.2    Additional Rent. Tenant covenants and agrees to pay Tenant’s Percentage of Taxes and Operating Costs as provided in Sections 4.2.1 and 4.2.2, and all other charges and amounts payable by or due from Tenant to Landlord (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1    Real Estate Taxes. If Taxes (as hereinafter defined) assessed against the Property (or estimated to be due by governmental authority) for any fiscal tax period (a “Tax Year”) during the term of this Lease shall exceed Base Taxes, whether due to increase in rate or reassessment of the Property, or both, Tenant shall reimburse Landlord therefor, as Additional Rent, in an amount equal to Tenant’s Percentage of any such excess (the “Tax Excess”). Except as otherwise provided in the immediately following paragraph, Tenant shall pay the Tax Excess to Landlord at least ten (10) days prior to the date or dates within any year during the term hereof that the same, or any fractional share thereof, shall be due and payable to any governmental authority responsible for collection of same (as stated in a notice to Tenant given at least twenty (20) days prior to the date or dates any such payment shall be due, which notice shall set forth the manner of computation of any Tax Excess due from Tenant, except that such payment shall be made to Landlord not later than ten (10) days after such notice to Tenant if such notice is given subsequent to the date twenty (20) days prior to the date the same is due and payable as aforesaid).

At Landlord’s election, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Tax Excess, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year. If the total of such monthly remittances for any Tax Year is greater than the Tax Excess for such Tax Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than the Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant’s Percentage of that percentage of the refund (after first deducting any expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax Year included in the term hereof, provided however, in no event shall Tenant be entitled to receive more than the sum of payments actually made by Tenant on account of Taxes with respect to such Tax Year or to receive any payment if Taxes for any Tax Year are less than Base Taxes.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, or should Tenant’s Percentage be modified during any Tax Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tax Excess which may be otherwise payable by Tenant as provided in this subsection 4.2.1 shall be pro-rated on a daily basis based on a 360 day Tax Year.

“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If at any time any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents from the Property shall be included in Taxes; however, Taxes shall not include any late fees or interest due to any impermissible late payment, franchise, estate, inheritance, income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) or capital levy taxes assessed on Landlord nor any assessment or tax imposed specifically on account of any improvement in the rentable area of any particular tenant in the Building or Property. Taxes also shall include all court costs, attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2    Operating Costs. If, during the term hereof, Operating Costs (as hereinafter defined) paid or incurred by Landlord in any twelve (12) month period uniformly established by Landlord for all tenants of the Property for which Operating Cost Excess shall be calculated (an “Operating Year”) shall exceed Base Operating Costs, Tenant shall reimburse Landlord for the Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Cost Excess”). Except as otherwise provided in the immediately following paragraph Tenant shall pay the Operating Cost Excess to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement thereof. Any year-end statement by Landlord relating to Operating Costs (other than an invoice for a monthly estimate) shall be final and binding upon Tenant unless it shall within thirty (30) days after receipt thereof, contest any items therein by giving notice to Landlord specifying each item contested and the reasons therefor.

At the election of Landlord, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Operating Cost Excess, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to the Operating Cost Excess for such Operating Year, as estimated by Landlord from time to time during such Operating Year. If, at the expiration of each Operating Year in respect of which monthly installments of Operating Cost Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the Operating Cost Excess for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than the Operating Cost Excess for stich Operating Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord. In no event shall Tenant be entitled to receive any reimbursement or credit if Operating Costs for any Operating Year are less than Base Operating Costs.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Operating Year or Tenant’s Percentage shall be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Operating Cost Excess which may be payable by Tenant as provided in this subsection 4.2.2 shall be pro-rated on a daily basis based on a 360 day Operating Year.

“Operating Costs” shall include, without limitation, all costs and expenses paid or incurred for the operation, cleaning, management, maintenance, repair, upkeep and security of the Property, including, without limitation:

(a)    all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Property including, without limitation, supervisors, property managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers;

(b)    all utilities and other costs related to provision of heat (including oil, steam and/or gas), electricity, air conditioning, and water (including sewer charges) and other utilities to the Property (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building, and if and so long as Tenant is either separately metered or billed directly by Landlord for electricity, the cost of electricity supplied to areas of the Property that are leased or intended for lease);

(c)    all costs, including supplies, material and equipment costs, for cleaning and janitorial services to the Property, the Building and, if applicable, adjacent walks and ways (including, without limitation, trash removal and interior and exterior window cleaning), and interior and exterior landscaping and pest control;

(d)    the cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties;

(e)    all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be maintained from time to time by Landlord relating to the Property and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

(f)    all costs of maintaining, repairing, decorating, operating, administering, inspecting and protecting the Property (including, without limitation, lighting, installation, maintenance, repair and alteration of signs, snow removal on the Property and adjacent walks and ways, paving, patching and restriping of parking areas and operation, maintenance, replacement and repair of heating, ventilating and air conditioning equipment, fire protection and security systems, elevators, roofs, parking areas and any other common Building equipment, systems or facilities), and all costs of structural and other repairs and replacements (other than repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition;

(g)    costs of compliance with any laws, rules, regulations, ordinances, agreements or standards applicable to the Building or the Property, which conformance is not the responsibility of any tenant of the Building, and which Landlord elects or is required to perform, and costs of removal or remediation of or testing and monitoring for any toxic or hazardous material in the Building or Property, which is not the responsibility of any tenant of the Building, and which Landlord elects to perform;

(h)    a management fee of up to five percent (5%) of gross rents payable by tenants of the Property; and

(i)    reasonable attorney’s fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or in the preparation of leases) and auditing and other professional fees and expenses.

If, during the term of this Lease, Landlord shall make any capital expenditure; the total cost thereof shall not be included in Operating Costs for the Operating Year in which it was made, but Landlord may include in Operating Costs for the Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge off of such capital expenditure, provided such expenditure is (i) made to comply with any law, rule, regulation, order or ordinance with which the Property complied, or was not required to comply, prior to the Commencement Date, or with any amendment or change in interpretation of any such law, rule, regulation, order or ordinance after the Commencement Date, or (ii) made to protect the health or safety of the occupants of the Property, or (iii) made to replace worn out or obsolete items or to keep the Property in first-class condition, or (iv) designed to reduce Operating Costs over time. Annual charge offs shall be equal to the level payments of principal and interest necessary to amortize the original capital expenditure over the useful life of the improvement, repair, alteration or replacement made with the capital expenditure using an interest rate reasonably determined by Landlord; and the useful life shall be determined reasonably by Landlord in accordance with its then prevailing customs and practices, consistently applied; provided however that with respect to expenditures designed to reduce Operating Costs, the annual charge-off may be equal to the yearly cost savings achieved as reasonably determined or estimated by Landlord.

In addition, if during any portion of any Operating Year for which Operating Costs are being computed, less than ninety-five percent (95%) of the rentable area of the Building was leased to tenants or if Landlord is supplying less than ninety-five percent (95%) of the rentable area of the Building with the services and utilities being supplied hereunder, Landlord may, at its option, reasonably project, on an item-by-item basis, the Operating Costs that would have been incurred if ninety-five percent (95%) of the Building were occupied for such Operating Year and such services and utilities were being supplied to ninety-five percent (95%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such Operating Year.

Notwithstanding anything to the contrary herein contained, Operating Costs shall not include any of the following:

(i)

leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with leasing, renovating or improving rentable areas in the Building for tenants or prospective tenants of the Building;

(ii)

Landlord’s costs of any services provided to tenants to the extent Landlord is entitled to be reimbursed by such tenants as an additional charge or rental over and above the fixed rent and escalations on account of Operating Costs payable under the lease with such tenant or other occupant;

(iii)	any depreciation or amortization of the Building;

(iv)	penalties incurred due to a violation by Landlord relating to the Property;

(v)	interest on debt or amortization payments on any mortgages or deeds of trust or any other debt for borrowed money, except as expressly permitted herein;

(vi)	repairs or other work occasioned by fire, windstorm or other work to the extent paid for through insurance or condemnation proceeds (excluding any deductible);

(vii)

legal fees and expenses or other professional or consulting fees and expenses incurred for (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant; (iv) the purchase or sale of the Building or (v) negotiating or enforcing any ground lease related to all or any portion of the Property.

(viii)	ground rent;

(ix)	repairs necessitated by the negligence or willful misconduct of Landlord;

(x)	overtime HVAC costs or excess electricity costs that are separately charged to Building tenants, including without limitation Tenant;

(xi)	income and franchise taxes of Landlord.

4.3    Personal Property and Sales Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of services or inventory, merchandise and any other goods by Tenant in or upon the Premises.

4.4    Insurance.

4.4.1    Insurance Policies. Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the following insurance:

4.4.1.1    Commercial general liability insurance (on an occurrence basis, including without limitation, broad form contractual liability, bodily injury, property damage, fire legal and liability coverage) under which Tenant is named as an insured and Landlord and Landlord’s Agent (and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time) are named (on a 2007 ISO CGL Form or its equivalent) as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the term, shall be for such higher limits, if any, as Landlord shall determine to be “customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

4.4.1.2    Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises; and

4.4.1.3    Property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant or any party claiming under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense; and

4.4.1.4    Business income and extra expense insurance covering twelve months loss of income.

4.4.2    Requirements. All policies of insurance maintained by Tenant shall contain deductibles and self-insured retentions not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from insurers qualified to do business and in good standing in the state or district in which the Property is located having a rating by A.M. Best Company of at least A-VIII or otherwise be acceptable to Landlord. Tenant shall, prior to the Commencement Date, and thereafter, not less than ten (10) days prior to any policy expiration, deliver to Landlord a copy of each paid-up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate (on ACORD Form 28 or its equivalent) of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein. Each such policy shall be non-cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least thirty (30) days’ prior written notice thereto. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease. Tenant shall, within thirty (30) days of request therefor from time to time, provide Landlord with copies of any and all insurance policies required to be procured by Tenant hereunder.

4.4.3    Waiver of Subrogation. Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

Subject to the foregoing provisions of this Subsection 4.4.3, and insofar as may be permitted by the terms of the property insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

4.5    Utilities. Tenant shall during the term pay all electricity charges allocable to the Premises and all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.2, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

Tenant acknowledges that Annual Fixed Rent does not include the cost of supplying electricity to the Premises (including the electricity required to operate the heat pumps serving the Premises). If the Premises are separately metered for electricity usage, Tenant shall contract directly with the utility company for a supply of electricity to the Premises and shall pay all bills for such electricity promptly to the utility company furnishing the same. If the Premises are not so separately metered, then Tenant shall, during such portion of the term as such separate metering is not in effect, pay as Additional Rent, all cost of electricity supplied to the Premises as determined by Landlord by survey, or by submetering or similar device and the cost of installing, operating, maintaining and repairing any meter or other device used to measure Tenant’s electrical consumption and any cost incurred by Landlord in keeping account of or determining Tenant’s electrical consumption. Alternatively, at Landlord’s option, Tenant shall pay its pro rata share of the charges for electricity allocable to those portions of the Building leased or intended to be leased to tenants which share a common electricity meter with the Premises, within ten days of invoice therefor; such pro rata share to be determined by dividing Premises Rentable Area by the rentable area of such portions of the Building.

4.6    Late Payment of Rent. If any installment of Annual Fixed Rent or Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4). In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or ten percent (10%) of the delinquent amount. Notwithstanding the foregoing, Tenant shall not be liable for interest or a late charge as aforesaid as to the first such late payment in any calendar year unless Tenant fails to make payment within three (3) days after written notice from Landlord that payment is overdue. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Absent specific provision to the contrary, all Additional Rent shall be due and payable in full ten (10) days after demand by Landlord.

4.7    Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. Tenant shall cause the Security Deposit to be maintained throughout the term in the amount set forth in Section 1.1.

Tenant shall have the right, at any time during the term hereof, to post the Security Deposit in the form of a letter of credit (the “Letter of Credit”), which shall (a) be unconditional and irrevocable and otherwise in form and substance reasonably satisfactory to Landlord; (b) permit multiple draws; (c) be issued by a commercial bank reasonably acceptable to Landlord from time to time; (d) be made payable to, and expressly transferable and assignable at no charge by, Landlord; (e) be payable at sight upon presentment of a sight draft accompanied by a certificate of Landlord stating either that Tenant is in default under this Lease or that Landlord is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and the amount that Landlord is owed (or is permitted to draw) in connection therewith; and (f) expire not earlier than the ninety (90) days following the expiration of the term of this Lease, provided however such Letter of Credit may expire one (1) year following date of issuance but in such case Tenant shall deliver a replacement Letter of Credit and subsequent replacement Letters of Credit not less than thirty (30) days prior to the expiration of any existing Letter of Credit so that the original Letter of Credit or a replacement thereof (each of whose expiration date shall be not earlier than one year from issuance) shall be in full force and effect throughout the term of this Lease and for a period of at least ninety (90) days thereafter. Tenant shall maintain the Letter of Credit in the amount of the Security Deposit and shall deliver to Landlord any replacement Letter of Credit not less than thirty (30) days prior to the expiration of the then current Letter of Credit. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 8.1 hereof, shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of subsection (f) above or if Tenant shall fail to maintain the Letter of Credit in the full amount of the Security Deposit after any draw thereon by Landlord, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) days after Landlord’s demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord immediately to draw upon the existing Letter of Credit in full, without any further notice to Tenant. Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain any cash security deposit, as set forth herein. Landlord may draw on the Letter of Credit, in whole or in part, at Landlord’s election. If Landlord draws against the Letter of Credit, Tenant shall, within five (5) days after notice from Landlord, provide Landlord with either an additional Letter of Credit in the amount so drawn or an amendment to the existing Letter of Credit restoring the amount thereof to the amount initially provided. Tenant hereby agrees to cooperate promptly, at its expense with Landlord to execute and deliver to Landlord any modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions hereof.

If there shall exist a Default of Tenant, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Annual Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall forthwith upon demand restore the Security Deposit to the amount stated in Section 1.1. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit (with or without notice thereof to Tenant) to compensate Landlord for a failure by Tenant to pay any Annual Fixed Rent or Additional Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the amount required by Section 1.1, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Section 8.1(a)(1) hereof. So long as Tenant shall not be in default of its obligations under this Lease, Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.7, to Tenant promptly following the expiration or earlier termination of the term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds relating to the Building and Property. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section ^.7 and the return thereof in accordance herewith. The holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

Article 5

Landlord’s Covenants

5.1    Affirmative Covenants. Landlord shall, during the term of this Lease provide the following:

5.1.1    Heat and Air-Conditioning. Landlord shall provide tempered water for the operation of the heat pumps in the Premises sufficient to maintain the Premises at comfortable temperatures for general office use, subject to all federal, state and municipal regulations, during Normal Building Operating Hours (as defined in the Rules and Regulations) and subject to compliance by Tenant with the following and the provisions of Section 6.2.4 (reserving the right, at any time, to change energy or heat sources). In addition, Landlord shall provide reasonable heat, ventilation and air conditioning (“HVAC”) shall require heat or air-conditioning at times other than Normal Building Operating Hours, Landlord may furnish tempered water to operate Tenant’s heat pumps at such times and Tenant shall pay therefor such charges as may from time to time be in effect. If the temperature otherwise maintained in any portion of the Premises is adversely affected as a result of: (i) the type or quantity of any lights, machines or equipment used by Tenant in the Premises, (ii) the occupancy of any portion of the Premises by more than one person per two hundred (200) square feet of rentable area, (iii) an electrical load for lighting or power in excess of the limits specified in Section 6.2.4, or (iv) any partitioning or other improvements installed by Tenant, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment Landlord deems necessary to restore the temperature balance. Tenant agrees to keep closed, when necessary, blinds or other window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heat pumps and Building HVAC system.

5.1.2    Cleaning; Water. Landlord shall provide cleaning, maintenance and landscaping to the common areas of the Building and Property (including snow removal to the extent necessary to maintain reasonable access to the Building) in accordance with standards generally prevailing throughout the term hereof in comparable office buildings in Cambridge, Massachusetts; and furnish water for ordinary drinking, lavatory and toilet facilities (as opposed to special laboratory or other uses in excess of general office uses) and cause the Premises to be cleaned in accordance with standards of comparable office buildings in Cambridge, Massachusetts. Tenant shall pay to Landlord upon invoice the actual costs incurred by Landlord for (x) extra cleaning work in the Premises required because of carelessness, indifference, misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, and (y) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse, or at times other than Landlord’s standard cleaning times. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages or other special purposes if same require greater or more difficult cleaning work than office areas, and Tenant agrees, at Tenant’s expense, to retain Landlord’s cleaning contractor to perform such extra cleaning, provided that the charges of such cleaning contractor shall be commercially reasonable.

Landlord, its cleaning contractor and their respective employees shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises as required hereunder.

If Tenant uses water for any purpose other than ordinary drinking, lavatory and toilet purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay — for water consumed, as shown on such meter, together with- the sewer charge based on such meter charges, as and when bills are rendered, and if Tenant shall fail to make such payment, Landlord may pay such charges and collect the same from Tenant as Additional Rent.

5.1.3    Elevator, Lighting, Electricity. Landlord shall furnish non-exclusive passenger elevator service from the lobby to the Premises; purchase and install, at Tenant’s expense, all building standard lamps, tubes, bulbs, starters and ballasts for the Building-standard lighting fixtures in the Premises; provide lighting to public and common areas of the Property; and arrange for the supply of electrical power to the Premises to accommodate a load not exceeding the limitations contained in Section 6.2.4.

5.1.4    Repairs. Except as otherwise expressly provided herein, Landlord shall make such repairs and replacements to the heat pumps within the Premises, to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas and facilities of the Building (including any common plumbing, electrical and HVAC equipment, elevators and any other common equipment or systems in the Building) as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.2    Interruption. Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least three (3) days’ written notice if service is to be interrupted, except in cases of emergency.

5.3    Outside Services. In the event Tenant wishes to obtain services or to hire vendors relating to the Premises, Tenant shall first obtain the prior approval of Landlord for the installation and/or utilization of such services or vendors. (“Outside services” shall include, but shall not be limited to, cleaning services, utility providers, security services, moving services, equipment installers, catering services and the like). Notwithstanding any Landlord approval of the installation and/or utilization of such services or vendors, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

5.4    Access to Building. During Normal Building Operating Hours, the Building shall, subject to the provisions of Section 5.2, be open and access to the Premises shall be freely available, subject to the Rules and Regulations. During periods other than Normal Building Operating Hours, Tenant shall have access to the Premises, but such access shall also be subject to the Rules and Regulations. As of the Date of this Lease, access to the Building outside of Normal Building Operating Hours is by means of an electronic access control system. Landlord shall provide Tenant with a reasonable number of key cards for such system. The initial key cards shall be at no charge to Tenant. Landlord may charge a reasonable fee for any new or replacement access cards requested by Tenant from time to time sufficient to reimburse Landlord for the cost of providing such additional key cards. Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant’s entry onto the Premises for any reason and for its own personnel whenever located therein. Subject to the foregoing, Landlord shall, at all times, retain the right to control and prevent such access by all persons whose presence, in the sole discretion of Landlord, may jeopardize the safety, protection, character, reputation and interests of the Building and its tenants or occupants. Landlord shall in no case be liable for damages resulting from any error with regard to the admission or exclusion of any person from the Building.

Article 6

Tenant’s Additional Covenants

6.1    Affirmative Covenants. Tenant shall do the following:

6.1.1    Perform Obligations. Tenant shall perform as promptly as possible all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2    Use. Tenant shall, during the term of this Lease, use the Premises only for the Permitted Uses and from time to time to procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense.

6.1.3    Repair and Maintenance. Except as required of Landlord pursuant to Section 5.1.5, Tenant shall, during the term of this Lease, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment and other personal property) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by unavoidable fire or other casualty only excepted.

6.1.4    Compliance with Law. Tenant shall, during the term of this Lease and to the extent arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant, (i) make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; (ii) keep the Premises safe and equipped with all safety appliances so required; and (iii) comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property.

6.1.5    Indemnification. Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys’ fees) incurred in connection with or arising from: (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Premises during the term; (iii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and (v) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant. If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall this Section 6.1.5 require Tenant to indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees.

6.1.6    Landlord’s Right to Enter. Tenant shall, during the term of this Lease, permit Landlord and its agents and invitees (i) to enter into and examine the Premises at reasonable times and, within six (6) months of the then scheduled expiration of the term, to show the Premises to prospective lessees, lenders, partners and purchasers and others having a bonafide interest in the Premises, and (ii) upon reasonable written notice to Tenant except in the event of an emergency (wherein no notice shall be required), to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform.

6.1.7    Personal Property at Tenant’s Risk. Tenant shall, during the term of this Lease keep, at the sole risk and hazard of Tenant, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Property, and if the whole or any part thereof shall be lost, destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, Tenant shall hold harmless and indemnify Landlord from and against any and all injury, loss, damage or liability to Tenant or to any other person or entity arising out of said Toss or damage.

6.1.8    Payment of Landlord’s Cost of Enforcement. Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9    Yield Up. Tenant shall, at the expiration or earlier termination of the term of this Lease, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations (including wiring and cabling wherever located), alterations, signs and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request, wherever located; repair all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations, signs and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. If Landlord so requests, Tenant, at its sole cost and expense, shall properly cap or seal its wiring and cabling (wherever located) at each end, properly label such wiring and cabling for future use, and surrender such wiring and cabling in a good and safe condition on or before the earlier of: (i) the expiration or earlier termination of the term of this Lease, or (ii) the date on which Tenant discontinues the use of such wiring and cabling. Notwithstanding the preceding provisions of this Section 6.1.9, except for cabling, which Tenant shall remove if Landlord does not require the same to be capped and surrendered as hereinabove provided, Tenant shall not be required to remove alterations made by it in the Premises if (i) Tenant’s request for Landlord’s consent to make such alterations, contains a statement advising Landlord that Landlord shall be deemed to have waived its right to require removal of such alterations at the end of the term unless Landlord, at the time Landlord gives it consent, notifies Tenant that removal at the end of the term is required, and (ii) Landlord does not notify Tenant that removal shall be required. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration or earlier termination of the term of this Lease and prior to the performance by Tenant of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises as above provided.

6.1.10    Rules and Regulations. Tenant shall, during the term of this Lease, observe and abide by the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be amended, revised or supplemented and provided to Tenant (the “Rules and Regulations”). Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant. The failure of Landlord to enforce any of the Rules and Regulations against Tenant, or against any other tenant or occupant of the Building, shall not be deemed to be a waiver of such Rules and Regulations but Landlord agrees to enforce the Rules and Regulations uniformly with respect to all tenants, including the Tenant, but may make exceptions for uniformly reasons made in good faith. Tenant shall be liable for all injuries or damages sustained by Landlord or Landlord’s agents or by other tenants, occupants or invitees of the Building arising by reason of any breach of the. Rules or Regulations by Tenant or by Tenant’s agents or employees.

6.1.11    Estoppel Certificate. Tenant shall, within ten (10) days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form satisfactory to Landlord in writing certifying the status of the Lease, including, if the Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this subsection 6.1.11 shall state the facts and may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

6.1.12    Landlord’s Expenses For Consents. Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all reasonable legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.1.13    Financial Information. Tenant shall, from and after the Date of this Lease and thereafter throughout the term of this Lease, provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Property requires, within fifteen (15) days of request Landlord shall not disclose any information so provided except to parties having a legitimate reason to possess the same and who agree to treat such information as confidential.

6.2    Negative Covenants. Tenant shall not do the following.

6.2.1    Assignment and Subletting. Tenant shall not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, or the Premises to be offered or advertised for assignment or subletting, except as hereinafter provided.

In the event that Tenant shall intend to enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, then Tenant shall, not later than sixty (60) days prior to the proposed commencement of such sublease or assignment, give Landlord notice of such intent, identifying the proposed subtenant or assignee, all of the terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request. In such case Landlord may elect: (a) to terminate the term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than half of the remaining term hereof or (b) to exclude from the Premises, for the term of such proposed sublease, the portion thereof to be sublet if the conditions set forth in (a) do not prevail, by giving notice to Tenant of such election not later than thirty (30) days after receiving notice of such intent from Tenant. If Landlord shall give such notice within such thirty (30) day period, upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is thirty (30) days after Landlord’s notice, the term of this Lease shall terminate or the Premises shall be reduced to exclude the portion of the Premises intended for subletting, in which case Annual Fixed Rent and Tenant’s Percentage shall be correspondingly reduced. If Landlord shall not give such notice, but Tenant shall not enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within one hundred twenty (120) days of the initially proposed sublease commencement date and shall still desire to enter into any sublease or assignment, the first sentence of this paragraph shall again become applicable.

If Landlord shall not elect to terminate the term of this Lease or to exclude from the Premises the area to be sublet pursuant to the preceding paragraph, then Landlord shall not unreasonably condition or withhold its consent to the applicable assignment or sublease, provided that, in addition to any other grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith judgment: (i) the proposed assignee or subtenant does not have the financial strength to perform its obligations under the proposed assignment or sublease; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by the majority of other tenants in the Building; (iii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iv) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises would be, in Landlord’s determination, inconsistent with first-class office space or Landlord’s commitments to other tenants in the Building; (v) at the time of the proposed assignment or subleasing Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity and (a) the per square foot rent payable by the proposed subtenant is less than the per square foot rent then being quoted by Landlord for comparable office space in the Building, (b) the proposed assignee or subtenant is a tenant or other occupant of the Building (or is an entity affiliated with any such tenant or occupant), or (c) the proposed assignee or subtenant is an entity, or is affiliated with any entity, which shall have entered into negotiation with Landlord for space in the Building within the preceding twelve (12) months; (vi) the use of the Premises or the Building by the proposed assignee or subtenant would increase Operating Costs, require any alterations to the Building to cause the Building to comply with applicable laws, or otherwise cause Landlord to incur any additional cost or expense or (vii) any such sublease shall result in the Premises being occupied by more than two (2) parties (including Tenant) at any one time.

If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Sections 4.1, 4.2.1 and 4.2.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall: (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Tenant to the credit of subtenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1.

No subletting or assignment shall in any way impair the continuing primary liability of the Tenant named in Section 1.1, and’ any immediate or remote successor in interest, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment. The joint and several liability of Tenant named herein and any immediate and remote successor in interest (by assignment or otherwise) for the payment of Annual Fixed Rent and Additional Rent, and the timely performance of all non-monetary obligations on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease. No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 6.2.1 shall be voidable at Landlord’s option. Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the Premises.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease, payable by such assignee or subtenant on account of an assignment or sublease of all or any portion of the Premises shall exceed the sum of: (i) Annual Fixed Rent plus (ii) Additional Rent called for hereunder (or in the case of a sublease of a portion of the Premises, shall exceed the Annual Fixed Rent plus Additional Rent attributable to the space so sublet), plus

(iii) the cost of any leasehold improvements to the space to be subleased and any reasonable brokerage commissions, construction costs and attorneys fees incurred by Tenant in connection with such sublease or assignment (such costs to be amortized over the term of such sublease or assignment), Tenant shall pay fifty percent (50%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent. Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

6.2.2    Nuisance. Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3    Floor Load; Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, construction materials or fixtures into or out of the Premises without Landlord’s prior consent which consent may include a requirement to provide insurance naming Landlord, and the holder of any mortgage affecting the Property, as additional insureds, with such coverage and in such amount as Landlord reasonably requires. If any such safe, machinery, heavy equipment, freight, or fixtures requires special handling, Tenant agrees to employ only persons holding a master rigger’s license to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant hereby agrees to exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Tenant shall schedule such moving at such times as Landlord shall reasonably designate.

6.2.4    Electricity. Tenant shall not connect to the electrical distribution system serving the Premises (i) a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations or (ii) any apparatus or device in the Premises (1) using current in excess of 110 volts, or (2) which would cause Tenant’s electrical demand load to exceed 1.0 watts per square foot of Premises Rentable Area for overhead lighting or 2.0 watts per square foot of Premises Rentable Area for convenience outlets. The capacity of the electrical distribution system serving the Premises shall be the lesser of (a) the capacity of the branch of the system serving the Premises exclusively or (b) the share of the capacity of the system serving the entire Building allocated to the Premises, which shall be based on the ratio of the Premises Rentable Area to the rentable area of the Building.

6.2.5    Installation, Alterations or Additions. Tenant shall not make any installations, alterations, additions or improvements (collectively and individually referred to in this Section 6.2.5 as “work”) in, to or on the Premises nor to permit the making of any holes in the walls or partitions (except for small holes required to hang signs, marker boards, shelving and customary office art), ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Notwithstanding the foregoing, Tenant need not obtain Landlord’s consent to perform cosmetic alterations within the Premises so long as Tenant shall give Landlord at least five (5) Business Days’ prior notice thereof (which shall reasonably describe the work), the same are not visible from the exterior or common areas of the Building and any such work shall be scheduled at a time reasonably acceptable to Landlord. “Cosmetic alterations” shall mean changes to the finishes within the Premises (e.g. changes to the floor and wall coverings and paint) that do not affect the structure or systems of the Premises or Building, do not involve work above ceilings or within walls and do not require a building permit. All work to be performed to the Premises by Tenant shall: (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit C and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (iii) be free of liens and encumbrances and become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner of the work for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Section 6.1.9 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof and, to the extent Landlord shall make such election, title thereto shall remain vested in Tenant at all times. Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit D, all with coverage limits as stated therein or such higher limits as shall be reasonably required by Landlord. In addition, Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work. Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within three (3) days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien. Tenant shall, upon request of Landlord, execute and deliver to Landlord a bill of sale covering any work Tenant shall be required to surrender hereunder.

Tenant’s contracts and purchase orders for work in the Premises shall require that each contractor comply with the provisions of this Section 6.2.5, Exhibit C, the Rules and Regulations and all other provisions of this Lease applicable to the activities of the contractor anywhere on the

Property. If Tenant or any of its contractors or subcontractors shall fail or refuse to comply with any such obligations, then upon notice to Tenant, Landlord may require Tenant to cease performance of the work immediately until Tenant makes arrangements satisfactory to Landlord to achieve compliance.

Tenant shall not, at any time, directly or indirectly, employ or permit the employment of any contractor, mechanic or laborer in the Premises, if such employment will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

6.2.6    Abandonment. Tenant shall not abandon or vacate the Premises during the term.

6.2.7    Signs. Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Landlord shall not unreasonably withhold consent for signs or lettering on or adjacent to the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors. Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and the location of the Premises in the Building.

6.2.8    Oil and Hazardous Materials. Tenant shall not introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to Hazardous Materials.

Tenant agrees that if it shall generate, store, release, spill, dispose of or transfer to the Premises or Property any Hazardous Materials, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair and restore any portion of the Premises or Property which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant’s disturbance thereof.

Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises or Property. In addition, Tenant shall, within ten (10) days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by (i) the presence or suspected presence in, on, under or about the Premises or discharge in or from the Premises of any Hazardous Materials, or Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant’s failure to comply with any Environmental Laws. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of this Section 6.2.8, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

Article 7

Casualty or Taking

7.1    Termination. In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant not later than one hundred twenty (120) days after the date of the taking or casualty.

In the event that any material portion of the Premises is made unusable for the conduct of Tenant’s business due to a taking or condemnation by any public authority (other than temporarily for a period of less than one twenty (120) days), then the term of this Lease may be terminated at the election of Tenant by the giving of notice by Tenant to Landlord within sixty (60) days after the date of the taking or condemnation. In the event any material part of the Premises shall be destroyed or damaged or shall be made inaccessible or untenantable by fire or other casualty (and Landlord has not elected to terminate the term of this Lease pursuant to the preceding paragraph), then within a reasonable time after the occurrence of such casualty damage, Landlord shall give Tenant a notice (the “Restoration Notice”) advising Tenant whether or not Landlord intends to restore the Premises and access thereto to a condition substantially the same as existed immediately prior to such damage (subject to any modification required by then current laws, rules, regulations and ordinances and excluding any improvements to the Premises made by or on behalf of Tenant) and if Landlord intends to so restore, of the time required to substantially complete such work, as reasonably estimated by an architect or general contractor selected by Landlord. If the Restoration Notice indicates either that (a) Landlord shall not restore the Premises as provided above, or (b) the estimated time required for Landlord to substantially complete such restoration work shall exceed one hundred and eighty (180) days from the occurrence of such casualty damage or the number of days which as of the date of the casualty constitutes more than half of the then remainder of the term, whichever period is shorter, Tenant may elect to terminate the term of this Lease by giving notice to Landlord not later than thirty (30) days after the date on which Landlord gives Tenant the Restoration Notice. Tenant may also elect to terminate the term of this Lease by notice to Landlord if Landlord shall not have caused the restoration work to have been substantially completed on or before the date thirty (30) days after the date identified therefor in the Restoration Notice, subject to extension for force majeure events not exceeding ninety (90) days, whereupon the term of this Lease shall terminate thirty (30) days following the date of such notice, unless Landlord substantially completes such restoration work with such thirty-day period, in which case such notice of termination shall be a nullity. Notwithstanding the foregoing, Tenant shall have no right to terminate the term of this Lease due to a fire or other casualty if the cause thereof was due to the gross negligence or intentional misconduct of Tenant or any subtenant of Tenant or any agent or employee of Tenant or its subtenant(s).

7.2    Restoration. If neither party elects to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated commencing on the date of the casualty and continuing until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3    Award. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

Article 8

Defaults

8.1    Default of Tenant. (a).(I) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent or any other charges or amounts under this Lease when due or shall default in complying with its obligations under Sections 4.4 or 6.1.11 of this Lease and if any such default shall continue for ten (10) days after written notice from Landlord designating such default, or (II) if as promptly as possible but in any event within thirty (30) days after written, notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (I) Tenant has not cured the default or defaults so specified; or (b) if any assignment shall be made by Tenant for the benefit of creditors; or (c) if Tenant’s leasehold interest shall be taken on execution; of (d) if a lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and shall not be discharged within ten (10) days thereafter; or (e) if a petition shall be filed by Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant and such involuntary petition shall not be dismissed within thirty (30) days thereafter; or (g) if a custodian or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant; or (h) if Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or (i) if any order shall be entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs; or (j) if Tenant shall fail to pay any installment of Annual Fixed Rent or Additional Rent when due, Tenant shall cure such default within the grace period provided in clause (a) (I) above (or with Landlord’s approval after the expiration of such grace period) and Tenant shall, within the next year following the date such initial defaulted payment was first due, fail more than twice to pay any installment of Annual Fixed Rent or Additional Rent when due, then, and in any of such cases indicated in clauses (a) through (j) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter give notice to Tenant terminating this Lease and the term hereof, which notice shall specify the date of termination, whereupon on the date so specified, the term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate but Tenant shall remain liable as hereinafter provided.

8.2    Remedies. In the event of any termination pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such termination. Thereafter, whether or not the Premises shall have been re-let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges would have been payable hereunder if the term of this Lease had not been so terminated.

At any time after such termination, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraph with respect to any period after the date of demand therefor, at Landlord’s election, Tenant shall pay to Landlord the greater of (i) the amount, if any, by which (A) the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired term of this Lease had such termination not occurred, shall exceed (B) the then fair rental value of the Premises for the same period or (ii) an amount equal to the lesser of (x) the Annual Fixed Rent, Additional Rent and other charges that would have been payable for the remainder of the term of this Lease had such termination not occurred or (y) the aggregate of the Annual Fixed Rent, Additional Rent and other charges accrued in the twelve (12) months ended next prior to such termination (without reduction for any free rent or other concession or abatement) except that in the event the term of this Lease is so terminated prior to the expiration of the first full year of the term of this Lease, the damages which Landlord may elect to recover pursuant to clause (ii) (y) of this paragraph shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

Following a termination of the term of this Lease due to a Default of Tenant and the surrender of the Premises to Landlord in the condition required by this Lease, Landlord shall, to the extent (if any) required by applicable law, use reasonable efforts to mitigate its damages hereunder.

8.3    Remedies Cumulative. Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4    Landlord’s Right to Cure Defaults. At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (provided Landlord shall not exercise such right until there is a Default of Tenant unless earlier action by Landlord is necessary to prevent injury or damage to persons or property, as determined by Landlord in good faith), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of six hundred basis points above the Prime Rate or the maximum rate allowed by law. “Prime Rate” shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by Bank of America as its “prime” or “base” rate, so-called, or if at any time Bank of America ceases to announce such a rate, as announced by the largest national or state-chartered banking institution then having an office in the City of Boston and announcing such a rate. If at any time neither Bank of America nor the largest national or state-chartered banking institution having an office in the City of Boston is announcing such a floating rate, “Prime Rate” shall mean a rate of interest, determined daily, which is two hundred (200) basis points above the yield of 90-day U.S. Treasury Bills.

8.5    Holding Over. Any failure by Tenant to comply timely with its obligations under Section 6.1.9, as to all or any portion of the Premises, shall constitute a holding over of the entire Premises and be treated as a daily tenancy at sufferance at a rental rate equal to two (2) times the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of Annual Fixed Rent plus Additional Rent on account of Operating Costs and Taxes in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6    Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7    No Waiver, etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8    No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

Article 9

Rights of Holders

9.1    Overlease. The Property of which the Premises are a part was leased to Cambridge Multi-Cultural Arts Center, Inc. (“CMAC”), as lessee, by the County Commissioners of Middlesex County (the “Commissioners”), as lessor, pursuant to that certain Lease Agreement, dated December 31, 1980 (the (“Overlease”). The Overlease is recorded with the Middlesex South Registry of Deeds (the “Registry”) in Book 14208, Page 142. On June 10, 1981, CMAC assigned its entire interest in the Overlease to Landlord’s predecessor in interest. A copy of said assignment is recorded in the Registry in Book 14555, Page 84. Landlord’s predecessor in interest assigned its interest to Landlord pursuant to an Agreement of Assignment, Assumption of Lease, and Agreement to Reassign dated May 9, 1983 and recorded in Book 15005, Page 443. This Lease is expressly made subject to the terms of the Overlease. Tenant agrees to execute, acknowledge and deliver any instruments that CMAC, or its successors or assigns, may request in accordance with the terms of the Overlease or this Lease.

9.2    Rights of Mortgagees or Ground Lessor. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, including,

without limitation, the Overlease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be: (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed’ Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.3    Modifications. If any Superior Lessor or Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights under this Lease. In addition, and notwithstanding Section 9.1 to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

Article 10

Miscellaneous Provisions

10.1    Notices. Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to Landlord’s Agent (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Property (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord) in either case with a copy to Rubin and Rudman LLP, 53 State Street, 15th Floor, Boston, Massachusetts 02109, Attn: Peter B. Finn, Esq. Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease. Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney; and any bills or invoices for Annual Fixed Rent or Additional Rent may be given by mail (which need not be registered of certified) and, if so given, shall be deemed given on the third Business Day following the date of posting.

10.2 Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Property, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord uses commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and Property.

Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer Landlord reasonably believes is entitled to such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

Tenant acknowledges that CMAC has certain rights, pursuant to that certain Sublease and License Agreement between CMAC, as tenant, and Graham Gund, as landlord, including the right to utilize certain areas of the Building and the lobby area of the so-called Clerk of Courts Addition (the “Addition”) and certain land area adjacent to the Addition for the exhibition of visual arts and/or cultural exhibits. Such area may also be used by CMAC for (a) presentations of the performing arts and (b) installation and maintenance, at its expense, of a kiosk of reasonable height, width and location for display of notices and posters; provided that no exhibition or presentation shall unreasonably interfere with access to or egress from the Building or such Addition for Landlord, tenants of the Building or other buildings on the Property, their employees, customers or invitees or the general public. Tenant agrees that any uses by CMAC set forth hereinabove shall not be a breach of Landlord’s covenant of quiet enjoyment or any other covenant contained herein.

10.3    Lease not to be Recorded; Confidentiality of Lease Terms. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the governmental entity responsible for keeping such records for the City of Cambridge. In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

Tenant acknowledges that the terms under which the Landlord has leased the Premises to Tenant (including, without limitation, the rental rate(s), term and other financial and business terms), constitute confidential information of Landlord (“Confidential Information”). Tenant covenants and agrees to keep the Confidential Information confidential and not to disclose the same to third parties; provided, however, that such Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders, investors and financial advisors (collectively, “Representatives”) who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities. Tenant furthermore agrees to inform its Representatives of the confidential nature of such Confidential Information and to use all reasonable efforts to cause each Representative to treat such Confidential Information confidentially and in accordance with the terms of this paragraph.

10.4    Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability. Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder (subject to the limitations set forth in Section 9.1) only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to Landlord or the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder. Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. The seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until such purchaser expressly assumes in writing the Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) of Landlord shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5    Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder. In no event shall Landlord ever be liable to Tenant, and Tenant hereby waives any claim against Landlord, for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause. Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) days of such notice to Landlord (or if such breach or default cannot be cured within said time, then within such additional time as may be necessary if within said thirty days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default), then the holder(s) of any mortgage(s) or the lessor under any ground lease entitled to notice pursuant to Section 10.6 shall have an additional thirty (30) days within which to cure such breach or default if such breach or default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) days any such holder or lessor has commenced and is diligently pursuing the remedies necessary to cure such breach or default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction.

10.6    Notice to Mortgagee and Ground Lessor. After receiving notice from any party that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

10.7    Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than CBRE and IRB, and in the event of any brokerage claims or liens, other than by CBRE and IRB, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than IRB.

10.8    Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

10.9    Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and

Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights, and the performance of any and all of Tenant’s obligations, under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), stall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or termination of this Lease).

10.10    Evidence of Authority. Tenant shall deliver to Landlord a fully executed Secretary’s Certificate substantially in the form attached hereto as Exhibit E contemporaneously with the execution of this Lease.

WITNESS the execution hereof under seal on the day and year first above written.

Landlord: BULFINCH SQUARE LIMITED PARTNERSHIP

By:	Courthouse Associates, Inc, its general partner

By:	/s/ Kenneth Krozy
Name: Kenneth Krozy Title: Vice President

Tenant: Amylyx Pharmaceuticals, Inc.

By:	/s/ Justin Klee
Justin Klee, President

By:	/s/ Joshua B. Cohen
Joshua B. Cohen, Chief Executive Officer

EXHIBIT A

PLAN SHOWING THE PREMISES

EXHIBIT A-1

LANDLORD’S WORK

EXHIBIT B

RULES AND REGULATIONS

1.    The sidewalks, entrances, passages, corridors, vestibules, halls, elevators or stairways in or about the Building shall not be obstructed by Tenant or its employees, contractors or vendors.

2.    Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or fixed by Tenant on any window or part of the outside or inside of the Buildings without prior consent of Landlord.

3.    Tenant shall not waste electricity or water in the Building and shall cooperate fully with Landlord to assure the most effective operation of the Building HVAC system. AU regulating and adjusting of HVAC equipment shall be done by the Landlord’s agents or employees.

4.    No additional or different locks or bolts shall be affixed on doors by Tenant. Tenant shall return all keys to Landlord upon termination of Tenant’s lease. Tenant shall not allow peddlers, solicitors or beggars in the Building and shall report such persons to the Landlord’s agent.

5.    Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

6.    No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises without Landlord’s prior written consent. No space in the Building shall be used for manufacturing or for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

7.    Tenant shall not engage or pay any employees of the Building without approval from the Landlord. Tenant shall not employ any persons other than the janitor or employees of Landlord for the purpose of cleaning Premises without the prior written consent of Landlord.

8.    All removals from the Building or the carrying in or out of the Building or the Premises of any freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord may determine from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the rules and regulations or provisions of Tenant’s lease.

9.    Normal Building Operating Hours are 7:00 a.m. to 6:00 p.m. Mondays through Fridays and 8:00 a.m. to 4:00 p.m. on Saturdays excluding New Years Day, Martin Luther King’s Birthday, President’s Day, Patriot’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day (and the applicable weekday when any such day occurs on a weekend day) and all other federal, state, county or municipal holidays and all Sundays, except that Landlord reserves the option (at its sole election) to expand or alter Normal Building Operating Hours. Any day (other than a Saturday) on which Normal Building Operating Hours shall occur shall be a “Business Day”.

10.    Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

11.    Tenant shall, without charge, make electrical outlets in the Premises reasonably available to Landlord and/or its contractors, agents and employees during the making of repairs, alterations, additions or improvements in or to the demised premises.

12.    The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne-by Tenant.

13.    All refuse from the Premises shall be disposed of in accordance with the requirements established therefor by Landlord and no dumpster shall be overloaded by Tenant.

14.    Tenant shall not make or permit to be made by its employees, agents or contractors, any noises which shall disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises.

15.    Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional rules and regulations when in its judgment Landlord deems it necessary, desirable or proper for its best interest and for the best interest of tenants and other occupants and invitees thereof. No alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

EXHIBIT C

ALTERATIONS REQUIREMENTS

A.    Generally

1.    All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant’s occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

2.    All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or regional property manager.

3.    Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.    Plans

1.    Before commencing construction of any Alterations, Tenant shall submit for Landlord’s written approval either a description of the Alterations or drawings and specifications for the Alterations, as follows:

(i)

Tenant shall submit drawings and written specifications (collectively, “Plans”) for all of Tenant’s Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Property is located certifying compliance with building codes.

(ii)

Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.), (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not affect the structure or the mechanical, plumbing, HVAC, electrical or life safety systems of the Building (collectively, the “Building Systems”). Notwithstanding that Tenant’s proposed Alterations satisfy all of the preceding criteria, upon review of Tenant’s submission, Landlord shall have the right to require Tenant to submit Plans for all or any portion of the proposed Alterations.

2.    Landlord shall review the description or Plans submitted by Tenant (“Tenant’s Design Submission”) and notify Tenant of approval or disapproval. If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord. No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease. Tenant shall not make any changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord’s written approval in each instance.

3.    All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers. Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord’s review and approval.

4.    Before commencing construction of any Alterations, Tenant shall provide Landlord with two (2) complete copies of Tenant’s Design Submission in final form as approved by Landlord.

C.    Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and subcontractors for Landlord’s approval. If Landlord shall reject the General Contractor or any subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval.

D.    Insurance

Before commencing construction of any Alterations, Tenant will deliver to Landlord:

(i)

Four (4) executed copies of the Insurance Requirements agreement in the form set forth in Exhibit D from the General Contractor and, if requested by Landlord, from the subcontractors (Landlord will return two fully executed copies to Tenant), and

(ii)

insurance certificates for the General Contractor and subcontractors as required by Exhibit D, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

E.    Building Permit and Other Legal Requirements

1.    Before commencing construction of any Alterations, Tenant shall furnish Landlord with a copy of a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a cosmetic nature not requiring a building permit). Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2.    Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (i) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations (and no approval of Tenant’s Design Submission shall relieve Tenant of this obligation or invest Landlord with any responsibility for ensuring such compliance), and (ii) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.    Materials and Workmanship

1.    All materials, equipment and installations must meet Landlord’s minimum standards for the Building, as may be designated by Landlord from time to time, and all materials shall be new, commercial grade and of first-class quality. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2.    Alterations shall be constructed in a professional, first-class and workmanlike manner, in accordance with Tenant’s Design Submission?-

3.    The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire term of the Lease, Tenant shall promptly repair or replace, at Tenant’s cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely affect the Building or the appearance or rental value of the Premises, as determined by Landlord in its sole discretion.

4.    Alterations must be compatible with the existing Building Systems. In the event any Alterations shall interfere with the proper functioning of any Building System, Tenant, at Tenant’s sole cost and expense, shall promptly cause such repairs, replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference.

G.    Prosecution of the Work

1.    All construction activities shall be conducted so as to avoid disturbance of other tenants. Landlord may require that all demolition and other categories of work that may inconvenience other tenants or disturb Building operations be scheduled and performed before or after Normal Building Operating Hours (at times determined by Landlord), and Tenant shall provide the Building manager with at least two Business Days’ notice prior to proceeding with any such work.

2.    Unless Landlord directs otherwise, Tenant’s contractors shall have access to the Building during the Normal Building Operating Hours only. If Tenant’s contractors desire access to the Building at any other time, Landlord shall use reasonable efforts to provide such access, provided, however, that Tenant shall pay Landlord any additional cost incurred by Landlord to provide such access, including, without limitation, additional costs for utilities, personnel, and security.

3.    Prior arrangements for elevator use shall be made with the Building manager by Tenant or the General Contractor. Elevator cabs shall be properly padded and no material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union rules, such engineer shall be paid for by Tenant.

4.    Under no circumstances will any material related to Tenant’s Alterations be allowed access through the Building’s front entrance without advance written approval of the Building manager.

5.    If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense and shall be performed only at such times as shall be permitted by Landlord’s representative. No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

6.    Alterations shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

7.    All areas adjacent to the construction area shall be sealed with plastic so as to not be affected by dust and debris. All floors shall be protected from the construction process.

8.    The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations. The smoke and fire detectors in the Premises shall also be protected from dust and cleaned as necessary, as approved by Landlord.

9.    Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. Any construction debris containing Hazardous Materials shall be removed, stored, transported and disposed of in strict compliance with Environmental Laws. No material or debris shall be stored outside the Premises or Building without the prior written approval of the Landlord’s representative.

10.    Landlord shall have the right to instruct the General Contractor to deliver to Landlord, at Tenant’s expense, any items to be removed from the Premises during the construction of the Alterations.

11.    Tenant, either directly or through the General Contractor, will immediately notify Landlord, in writing, of any damage to the Building caused by the General Contractor or any subcontractors. Such damage shall be repaired within 72 hours unless otherwise directed by the Landlord in writing. Any damage that is not repaired may be repaired by Landlord at Tenant’s expense.

12.    Construction personnel shall use the restrooms located within the Premises only. If there are no restrooms within the Premises, then construction personnel shall use only those Building restrooms located on the floor where the work is being performed.

13.    All wiring and cabling installed by Tenant shall be tagged with Tenant’s name and its specific use and purpose.

14.    The General Contractor and all subcontractors shall cause their employees to adhere to all applicable Rules and Regulations , of the Building.

15.    Landlord or its designee shall have the right to supervise and inspect the Alterations as the work progresses and to require Tenant to remove or correct any aspect of the Alterations that does not conform to Tenant’s Design Submission approved by Landlord. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

H.    Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

1.    Within fifteen (15) days after construction of the Alterations has been completed, except for so-called punch list items, Tenant shall furnish Landlord with the following documents:

(a)	record “as built” drawings in paper and electronic (CADD) format showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

(b)

if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

(c)	full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers;

(d)	if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;

(e)	copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;

(f)	copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations; and

(g)	a copy of the final, permanent certificate of occupancy or amended certificate of occupancy for the Premises.

EXHIBIT D

CONTRACTOR’S INSURANCE REQUIREMENTS

Building:

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the undersigned landlord (“Landlord”) to. grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.    Contractor agrees to indemnify and save harmless the Landlord, and if Landlord is a general or limited partnership each of the partners thereof, and if Landlord is a nominee trust the trustee(s) and all beneficiaries thereof, and all of their respective officers, employees and agents, from and against any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death, at any time resulting therefrom and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this agreement but shall be applied only to the minimum extent required by law).

2.    Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)    Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)    Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this agreement) for not less than the following limits:

Bodily Injury:	$3,000,000 per person
$3,000,000 per occurrence

Property Damage:	$3,000,000 per occurrence
$3,000,000 aggregate

(c)    Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$2,000,000 per person
$2,000,000 per occurrence

Property Damage:	$2,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

The insurance provided in (b) and (c) above shall name Landlord as an additional insured.

3.    Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)    Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(b).

(b)    Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(c).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this      day                      of, 20    .

CONTRACTOR:	BULFINCH SQUARE LIMITED PARTNERSHIP:

By:	By:

By:	By:

EXHIBIT E

SECRETARY’S/CLERK’S CERTIFICATE

I,                     , the duly elected and acting [Secretary/Clerk] of                     , a corporation (the “Corporation”), hereby certify that:

(A)    at a meeting of the board of directors of the Corporation held on                      in accordance with law and the Bylaws of the Corporation the following resolutions were duly adopted:

VOTED:    a.    To approve a lease of approximately 1,948 square feet of space for a term of five (5) years with respect to premises in the building located at 43 Thorndike Street, Cambridge, Massachusetts, substantially in the form of the draft presented at this meeting, a “copy of which shall be placed on file in the office of the [Secretary/Clerk] and be incorporated by reference in this vote;

b. To authorize                      and                     , or any one of them (each hereinafter referred to as a “Signatory”), to execute and deliver in the name and on behalf of the Corporation the above-described lease and to execute and deliver all other documents, agreements and instruments, including, without limitation, notices of lease, and to take all other actions with respect to the foregoing which any Signatory, in such Signatory’s discretion, shall determine to be necessary or appropriate to effect or secure the transactions contemplated herein, the execution and delivery of any of the foregoing or the taking of any such action to be conclusive evidence of such Signatory’s determination and of the Signatory’s authority so to do granted by this vote;

(B)    as of this date the following individuals are duly elected and qualified officers of the Corporation holding at this date, the offices specified next to their names and the signature next to each such name is such individual’s true signature.

NAME	OFFICE	SIGNATURE

(C)    The form of lease attached to this Certificate is the form referred to in the foregoing vote.

(D)    The resolutions set forth above are unmodified and continue to be in full force and effect and the Corporation has adopted no other resolutions in respect of the subject matter thereof.

In witness whereof, I have hereunto set my hand and affixed the seal of the Corporation this     day of                     , 20    .

[Secretary/Clerk]

FIRST AMENDMENT TO LEASE

This is a First Amendment to Lease dated as of January 24, 2020 by and between Bulfinch Square Limited Partnership, a Massachusetts limited partnership (“Landlord”) and Amylyx Pharmaceutical, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tent entered into a Lease (“Lease”) of space (the “Original Premises”) on the first floor of the Bulfinch Courthouse Complex located at 43 Thorndike Street (the “Building”) dated October 23, 2018; and WHEREAS, Landlord and Tenant desire to expand the premises demised by the Lease.

NOW, THEREFORE, in consideration of the foregoing, Landlord and Tenant agree as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them by the Lease.

2.    Original Term. The definition of “Original Term” in Section 1.1 of the Lease is amended to reflect that the Original Term shall continue through, and shall expire on, the last day of the month in which the day preceding the sixth anniversary of the Expansion Date shall occur.1

3.    Annual Fixed Rent. Commencing as of January 1, 2020, Annual Fixed Rent shall be the sum of Annual Fixed Rent attributable to the Original Premises plus Annual Fixed Rent attributable to the Expansion Space, as follows:

Annual Fixed Rent/Original Premises:

Period

January 1, 2020 - December 31, 2020	$109,088.00

January 1, 2021 - December 31, 2021	$111,036.00

January 1, 2022 - December 31, 2022	$112,984.00

January 1, 2023 - December 31, 2023	$114,932.00

Inasmuch as the Original Term is being extended insofar as the Original Premises and Expansion Space (as hereinafter defined) are concerned, commencing as of January 1, 2024, Annual Fixed Rent attributable to the Original Premises shall be the product of (x) Premises Rentable Area contained therein (1,984 square feet) multiplied by (y) the Annual Fixed Rent per square foot of Premises Rentable Area payable from time to time attributable to the Expansion Space.

[1]	If, for example, the Expansion Date shall be July 1, 2020, the last day of the Original Term will be June 30, 2026

Annual Fixed Rent/Expansion Space:

Period

Expansion Space Year 1	$410,900.00 ($59.50 per square foot of Premises Rentable Area) per annum

Expansion Space Year 2	$417,813.00 ($60.50 per square foot of Premises Rentable Area)

Expansion Space Year 3	$424,719.00 ($61.50 per square foot of Premises Rentable Area)

Expansion Space Year 4	$431,625.00 ($62.50 per square foot of Premises Rentable Area)

Expansion Space Year 5	$438,531.00 ($63.50 per square foot of Premises Rentable Area)

Expansion Space Year 6	$445,437.00 ($64.50 per square foot of Premises Rentable Area)

For purposes of the timing of the adjustments in the amount of Annual Fixed Rent on account of the Expansion Space during the Original Term, the term “Expansion Space Year” shall mean a period of twelve (12) consecutive calendar months commencing on the Expansion Date and each successive twelve (12) calendar month period, except that if the Expansion Date is not the first day of a month, the first (1st) Expansion Space Year shall be the period commencing on the Commencement Date and expiring on the last day of the month in which the first (1st) anniversary of the Expansion Date shall occur (in which case Tenant shall pay, in addition to Annual Fixed Rent on account of the Expansion Space for the twelve full months of Expansion Space Year 1, Annual Fixed Rent on account of the Expansion Space for the month in which the Expansion Date occurs equal to the product of $34,241.67 multiplied by a fraction the numerator of which is the number of days from the Expansion Date through the end of the month in which the Expansion Date occurs (inclusive of both dates) and the denominator of which is the number of days in such month.

4.    Expansion of Premises. The Premises shall be expanded to include the area containing approximately 6,906 rentable square feet of space, substantially as shown on Exhibit 1 to this First Amendment (the “Expansion Space”). The Expansion Space shall become part of the Premises as of the date on which Landlord delivers such Expansion Space to Tenant with Landlord’s Expansion Work therein “Substantially Complete”. The date on which the Expansion Space shall become a part of the Premises is hereinafter referred to as the “Expansion Date”. As of the Expansion Date, Premises Rentable Area shall be 8,854 rentable square feet, 1,948 square feet of Premises Rentable Area in the Original Premises and 6,906 square feet of Premises Rentable Area in the Expansion Space. Landlord shall perform, at its sole cost and expense, all the improvements to the Expansion Space as shown on the plan attached to this First Amendment on Exhibit 2 (“Landlord’s Expansion Work”). Landlord’s Expansion Work shall be “Substantially

Complete” when Landlord’s architect shall have reasonably determined that all of Landlord’s Expansion Work has been completed but for customary punchlist items and any approval or permit required from the Cambridge Building Department for initial lawful occupancy of the Expansion Space shall have been obtained.

5.    Taxes and Operating Costs. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of increases in Taxes and Operating Costs attributable to the Expansion Space in accordance with Sections 4.2.1 and 4.2.2 of the Lease (in addition to paying such obligation with respect to the Original Premises). For purposes of determining the amount of such Additional Rent attributable to the Original Premises, the definitions of “Base Taxes”, “Base Operating Costs” and “Tenant’s Percentage” set forth in Section 1.1 of the Lease shall remain unchanged (and Tenant’s Percentage with respect to the Original Premises shall remain 2.54%). For purposes of determining the amount of such Additional Rent attributable to the Expansion Space only, said terms shall have the following definitions:

(a)    “Tenant’s Percentage” shall be nine and 0/100 percent (9.00%);

(b)    “Base Taxes” shall be the Taxes for the fiscal year ending June 30, 2021 (the “Base Tax Year” for the Expansion Space), as the same may be reduced by the amount of any abatement; and

(c)    “Base Operating Costs” shall be the Operating Costs for the 2021 calendar year (the “Base Operating Year” for the Expansion Space).

6.    Extension Option. So long as the Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the term of the Lease for one (1) additional period (the “Extended Term”) of five (5) years commencing on the day succeeding the expiration of the Original Term and ending on the day immediately preceding the fifth anniversary of the commencement of such Extended Term. All of the terms, covenants and provisions of the Lease applicable immediately prior to the expiration of the Original Term shall apply to the Extended Term except that (i) the Annual Fixed Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant complying with Section 11 hereof (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term hereinabove provided. If Tenant shall so request by notice to Landlord not earlier than fourteen (14) (and not later than twelve (12)) months prior to the expiration of the Original Term, Landlord shall give Tenant its Landlord Notice within thirty (30) days of such request. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice of its election (an “Election Notice”) not later than nine (9) months prior to the expiration of the Original Term. If Tenant fails to give such Election Notice to Landlord or the Conditions are neither satisfied nor waived by Landlord, the term of the Lease shall automatically terminate no later than the end of the Original Term, and Tenant shall have no further option to extend the term of the Lease, it being agreed that time is of the essence with respect to the giving of such Election Notice. If Tenant shall extend the term of the Lease, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but Tenant shall, at Landlord’s request, execute an agreement confirming the Annual Fixed Rent for the Extended Term. The “Conditions” are that, as of the date of the Election Notice there shall exist no Default of Tenant and the named Tenant as set forth in Section 1.1 of the Lease (or any successor by merger) shall actually occupy at least seventy percent (70%) of the Premises.

“Market Rate” shall mean the then fair market annual rent for the Premises for the Extended Term (determined as set forth below). If Tenant disagrees with Landlord’s designation of the Market Rate, then Tenant shall give notice thereof to Landlord within twenty (20) days after Landlord’s Notice (failure to provide such notice of disagreement within such 20-day period constituting acceptance by Tennant of Market Rate as set forth in Landlord’s Notice); and if the parties cannot agree upon the Market Rate by the date that is thirty (30) days following Landlord’s Notice, then the Market Rate shall be submitted to appraisal as follows: Within fifteen (15) days after the expiration of such thirty (30) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.3 they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the then President of the Greater Real Estate Board (or any similar or successor organization) for the greater Boston area in accordance with its then prevailing rules. If said President shall fail to appoint said third appraiser within ten (10) days after such request is made, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event that all three appraisers cannot agree upon such Market Rate within ten (10) days after the third appraiser shall have been selected, then each appraiser shall submit his or her designation of such Market Rate to the other two appraisers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

Each of the appraisers selected as herein provided shall have at least ten (10) years’ experience as a commercial real estate broker in the greater Boston area dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

The appraiser(s) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent and that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (ii) the Premises are fit for immediate occupancy and use “as is”, and (iii) that in the event the Premises have been damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored. The appraisers shall also take into consideration the rents contained in leases for comparable space in the Building or in comparable buildings in the same Cambridge, Massachusetts market as the Building, for comparable periods of time.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

7.    Security Deposit. Contemporaneously with the execution of this First Amendment, Tenant shall deposit with Landlord an amendment to the Letter of Credit increasing it by $171,208.33, which will be added to the Security Deposit which will then total $189,065.00.

On the first day of Expansion Space Year 2, Expansion Space Year 3 and Expansion Space Year 4 (each a “Reduction Date”), the Security Deposit shall be reduced by $34,241.67 (leaving the Security Deposit in the amount of $86,340.00 as of the commencement of Expansion Space Year 5 if Tenant shall be entitled to all three (3) such reductions), provided that such reductions shall only take place if as of the applicable Reduction Date, (i) the Lease is in full force and effect, (ii) no Default of Tenant shall have occurred prior to the applicable Reduction Date, and (iii) there shall be no breach by Tenant of any of its obligations under this Lease as of such Reduction Date. Once there shall have occurred a Default of Tenant, there shall be no further reduction in the Security Deposit. If Tenant shall be entitled to a reduction in the Security Deposit as aforesaid, Tenant may deliver either an amendment to the Letter of Credit or a new Letter of Credit in the amount of the then applicable Security Deposit.

8.    Right of First Offer. So long as (i) there then exists no Default of Tenant, (ii) the Tenant named in Section 1.1 of this Lease (and any successor by merger) shall occupy the entire Premises, and (iii) the Lease is still in full force and effect, then if the area on the first floor of the Building shown as Suite S-l-5 on Exhibit 4 attached hereto shall become available for lease by Landlord, Landlord shall so notify Tenant together with the rental rate and other terms and conditions (collectively, the “Terms”) under which in good faith Landlord intends to offer such space to third parties (which may include a term that is not coterminous with the term applicable to the space then constituting the Premises demised hereunder) and the date on which such space is expected to be available, and Tenant may, by giving notice to Landlord within ten (10) days after receipt of such notice, irrevocably elect to lease such space on the Terms. If Tenant shall have so elected to lease such space, it shall enter into an amendment to this Lease within fifteen (15) days after it shall have received the same from Landlord, confirming the lease of such space to Tenant on the Terms. If Tenant shall not elect to lease such space within the aforesaid 10-day period, then Tenant shall have no further rights hereunder and Landlord shall thereafter be free to lease any or all of such space to a third party or parties from time to time on such terms and conditions as it may deem appropriate, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this Section 8.

The provisions hereof shall not apply, and space shall not be deemed “available for lease” hereunder if Landlord shall intend either (a) to enter into a lease of such space to any party pursuant to the terms of a lease in effect as of the date of this First Amendment, or (b) to renew or extend the lease with (or grant a new lease to) the entity (or any party affiliated with such entity) then occupying such space.

9.    Temporary Space. From the date of this First Amendment until the earlier of (a) the date that is seven (7) days after the Expansion Date or (b) any sooner termination of the term of the Lease (such period being the “Temporary Space Term”), Tenant shall be entitled to occupy Suite SG-1 of the Building (“Temporary Space”), substantially as shown on Exhibit 3 attached hereto under all of the terms and conditions as would apply if such space were a part of the Premises demised by the Lease, except that (i) Tenant shall not be required to pay any Annual Fixed Rent or Additional Rent on account of Operating Costs or Taxes, (ii) Tenant shall accept the Temporary Space in “as is” condition and shall not alter the same in any way, (iii) Tenant shall not be entitled to sublease any part of the Temporary Space, (iv) Tenant shall pay to Landlord, as Additional Rent, $1,102.50 per month (such amount to be prorated for any portion of a month), within thirty (30) days of invoicing by Landlord, and (v) Tenant shall vacate the Temporary Space and surrender it to Landlord in the same condition as received, reasonable wear and tear excepted, on or before the last day of the Temporary Space Term. If Tenant shall remain in possession of the Temporary Space after the expiration of the Temporary Space Term, then in addition to performing Tenant’s obligations with respect to the remainder of the Premises (and continuing to perform its obligations with respect to the Temporary Space), and in addition to Tenant’s liability for damages for failing to perform its obligations hereunder, Tenant shall pay to Landlord, $72.50 per day for each day from the expiration of the Temporary Space Term until the date on which Tenant shall have vacated and surrendered the Temporary Space to Landlord as hereinabove provided.

10.    Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this First Amendment other than IRB Commercial Real Estate and CBRE (the “Brokers”), and in the event of any brokerage claims or liens, against Landlord or the Property predicated upon or arising out of prior dealings with Tenant (other than the Brokers), Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.

11.    Notices. Any notice to Tenant from Landlord pursuant to Section 6 hereof shall be sent to Tenant at the Premises to the attention of Josh Cohen and Justin Klee.

12.    Affirmation. As amended hereby, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have hereunto executed this First Amendment to Lease as of the date first written above.

LANDLORD: Bulfinch Square Limited Partnership

By:	Courthouse Associates, its general partner

	By:	/s/ Kenneth Krozy
Kenneth Krozy Vice President

TENANT: Amylyx Pharmaceuticals, Inc.

By:		/s/ Joshua Cohen
Name: Joshua Cohen Title: CEO

[Subject to termination of leases involving currently tenanted portions of the Expansion Space].

Exhibit 1

Expansion Space

POTENTIAL IT CLOSET
LVT
PARTITION RECONFIGURED FOR MORE SEATING
PERIMETER HEATING
0'
16'

GENERAL NOTES

ARCHITECTURAL
-ACOUSTICAL CEILING TILE WHERE CEILING DROPPED
-ACOUSTIC PANELS WHERE CEILING EXPOSED
-BUILDING STANDARD CARPET TILE THROUGHOUT
-LVT FLOORING AS NOTED
-BUILDING STANDARD PAINT
-NEW GYPSUM PARTITIONS
-CLOSET / ENTRY RECONFIGURED TO ALLOW FOR HIGHER SEATING CAPACITY
-NEW INTERIOR GLAZING
-NEW WINDOW BLINDS
-VERIFY POTENTIAL LOCATIONS FOR COPY ROOM AND STORAGE

KITCHEN/APPLIANCES
-(2) DISHWASHERS
-(2) REFRIDGERATORS
-GARBAGE DISPOSAL
-TAP WATER PURIFICATION
-BUILDING STANDARD PLAM CABINENTS AND COUNTERTOP

HVAC
-RELOCATE INDUCTION FAN COIL UNIT TO KITCHEN
-EXPAND AND RELOCATE PERIMETER HEATING FIN TUBE MODULES
-(2) CEILING MOUNTED FANS

ELECTRICAL/LIGHTING
-NEW CORES FOR FLOOR BOXES
-ADDITIONAL OUTLETS FOR TV/MONITORS IN CONFERENCE ROOMS
-BUILDING STANDARD LIGHTING FIXTURES AS CHOSEN BY LIGHTING CONSULTANT
-EXISTING ELECTRICAL PANELS TO REMAIN

DATA/TELCOM
-EXISTING TELECOM TO BE VERIFIED AND POTENTIALLY RELOCATED
-NEW IT CLOSET

LIFE SAFETY
-NEW EMERGENCY LIGHTING
-NEW SMOKE DETECTORS

2-1-2020 JC
Joshua Cohen

KR

GUNDPARTNERSHIP JAN 23RD 2020

Exhibit 2

Landlord’s Expansion Work

Exhibit 3

Temporary Space

ELEVATOR MACHINE ROOM
MECHANICAL ROOM
LOBBY

THAYER & ASSOCIATES, INC.
1812 MASSACHUSETTS AVENUE
CAMBRIDGE, MA 02140
617-354-6480
dthayer@thayerassociates.com

SCALE: 1/32" = 1'-0"

SUITE SG-1

2.11.2010

EXISTING CONDITIONS PLAN

43 THORNDIKE STREET - GROUND FLOOR - BOSTON, MA

DYER BROWN

Dyer Brown & Associates, Inc.
One Winthrop Square
Boston, Massachusetts 02110

Exhibit 4

Suite S-l-5